EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common shares and Class B common shares, par value US$0.00001 per share, of Huize Holding Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 11, 2021.

Cunjun Ma

/s/ Cunjun Ma

Huidz Holding Limited

By:	/s/ Cunjun Ma
Name: Cunjun Ma
Title: Director

Bodyguard Holding Limited

By:	/s/ Feijuan Wang
Name: Feijuan Wang
Title: Director

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